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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (AMENDMENT NO. 1)(1)

                                QUIKSILVER, INC.
             -------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
             -------------------------------------------------------
                         (Title of Class of Securities)



                                   74838C 10 6
             -------------------------------------------------------
                                 (CUSIP Number)



             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [ ]    Rule 13d-1(b)

    [X]    Rule 13d-1(c)

    [ ]    Rule 13d-1(d)

--------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 74838C 10 6                  13G                     PAGE 2 OF 5 PAGES

================================================================================

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Robert B. McKnight, Jr.
--------------------------------------------------------------------------------
 2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]

                    N/A                                        (b) [ ]
--------------------------------------------------------------------------------
 3. SEC USE ONLY

--------------------------------------------------------------------------------
 4. CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States
--------------------------------------------------------------------------------
                        5.     SOLE VOTING POWER
  NUMBER OF
   SHARES                          1,134,999
BENEFICIALLY            --------------------------------------------------------
  OWNED BY              6.     SHARED VOTING POWER
   EACH
 REPORTING                            -0-
PERSON WITH             --------------------------------------------------------
                        7.     SOLE DISPOSITIVE POWER

                                   1,134,999
                        --------------------------------------------------------
                        8.     SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   1,134,999

--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                      N/A                                [  ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     4.8%

--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

                                      IN
================================================================================



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CUSIP NO. 74838C 10 6                  13G                     PAGE 3 OF 5 PAGES

ITEM 1(a).  Name of Issuer:

                   QUIKSILVER, INC.


ITEM 1(b).  Address of Issuer's Principal Executive Offices:

                   15202 Graham Street
                   Huntington Beach, CA  92649


ITEM 2(a).  Name of Person Filing:

                   Robert B. McKnight, Jr.


ITEM 2(b).  Address of Principal Business Office or, if None, Residence:

                   15202 Graham Street
                   Huntington Beach, CA  92649


ITEM 2(c).  Citizenship:

                   United States

ITEM 2(d).  Title and Class of Securities:

                   Common Stock

ITEM 2(e).  CUSIP Number:

                   74838C 10 6

ITEM 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                   Not applicable


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CUSIP NO. 74838C 10 6                  13G                     PAGE 4 OF 5 PAGES


ITEM 4.    Ownership:

                  (a)    Amount Beneficially Owned:

                         1,134,999 shares (554,499 shares of which such person has the right to acquire)

                  (b)    Percent of Class:

                                4.8%

                  (c)    Number of Shares as to which such person has:

                         (i)    sole power to vote or to direct the vote:

                                   1,134,999 shares

                         (ii)   shares power to vote or to direct the vote:

                                        -0-

                         (iii) sole power to dispose or to direct the disposition of:

                                   1,134,999 shares

                         (iv) shared power to dispose or to direct the disposition of:

                                        -0-

ITEM 5.    Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

ITEM 6.    Ownership of More than Five Percent on Behalf of Another Person:

                  Not applicable

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

                  Not applicable


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CUSIP NO. 74838C 10 6                  13G                     PAGE 5 OF 5 PAGES


ITEM 8.   Identification and Classification of Members of the Group:

                 Not applicable

ITEM 9.   Notice of Dissolution of Group:

                 Not applicable

ITEM 10.  Certifications:

                 "By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 1, 2002                           /s/ Robert B. McKnight, Jr.
                                                   ---------------------------
                                                   Robert B. McKnight, Jr.